Exhibit 10.11

SAP BUSINESS ONE SOFTWARE

MARKETING AND DISTRIBUTION AGREEMENT

This Agreement is made effective this 15th day of November, 2004, by and between SAP America, Inc., a Delaware corporation, with offices at 3999 West Chester Pike, Newtown Square, Pennsylvania, U.S.A., 19073, (“SAP”), and SoftBrands, Inc., a Minnesota corporation, with offices at Two Meridian Crossing, Minneapolis, MN 55423 (“Reseller”).

RECITAL

WHEREAS, Reseller has represented to SAP that Reseller has significant and valuable industry experience in small and medium enterprise U.S. market(s), a good sales and marketing track record, financial stability, and a sound U.S. business; and

WHEREAS, Reseller markets, licenses, and distributes software and provides support and related services to software end users in such markets; and

WHEREAS, SAP and Reseller desire to successfully partner via this Agreement in order to pervasively penetrate the small and medium enterprise U.S. market; and

WHEREAS, SAP and Reseller desire to enter into a marketing arrangement, whereby Reseller will have the non-exclusive right to market, distribute, and support SAP Business One software to small and medium sized businesses in the Territory (as defined herein), all in accordance with this Agreement;

WHEREAS, SAP desires to grant, and Reseller desires to accept subject to the terms and conditions of this Agreement, a license to market and sublicense the Software and to provide support and Related Services in the Territory as part of its SAP Business One Software Marketing and Distribution program;

NOW, THEREFORE, SAP and Reseller agree as follows:

1.                                       DEFINITIONS.

1.1                                 “Authorized SAP Partner” means an entity authorized by SAP to resell the Software.

1.2                                 “Combination Use” means Use of the Software in combination or conjunction with any of the following: (i) any software other than the Software; (ii) any apparatus other than a Designated Unit; and/or (iii) any activities of Reseller not licensed under this Agreement.

SAP CONFIDENTIAL

1.3                                 “Correction Level” means a change in the Software between Versions made generally available by SAP to licensees of the Software [e.g., 3.01.01].

1.4                                 “Designated Unit” means each individual computer in which the Software and the Third Party Database are installed.

1.5                                 “Documentation” means SAP’s standard documentation as related to the Software, in any medium, which is delivered to the Reseller Licensee, including SAP’s standard manuals, program listings, data models, flow charts, logic diagrams, functional specifications, instructions, and complete or partial copies of the foregoing.

1.6                                 “Export” and “Exportation” shall have the meanings given them under the applicable export control statutes and regulations administered by the relevant governmental agency.

1.7                                 “Maintenance” means the maintenance and support services for the Software provided by a party pursuant to the terms and conditions of Appendix B as may be amended from time to time in accordance with Section 6.1.

1.8                                 “Joint Marketing Committee” has the meaning given in the Solution Partner Agreement.

1.9                                 “Modification” means a change to the Software that changes the source code.

1.10                           “Non-Productive Use” means Use of the Software solely for Reseller’s testing, demonstration, backup, support or development work in support of Reseller’s rights under this Agreement.

1.11                           “Productive Use” means Use of the Software solely to operate Reseller Licensee’s or an authorized Reseller Subsidiary’s internal information technology business operations.

1.12                           “Program Concepts” means the concepts, techniques, ideas and know-how embodied and expressed in any computer programs or modules included in the Software, including their structure, sequence and organization.

1.13                           “Proprietary Information” means: (i) with respect to SAP and SAP AG, the Software and Documentation and any complete or partial copies thereof, the Program Concepts, the Third Party Database, any other third party software licensed with or as part of the Software, benchmark results, (ii) with respect to Reseller, the Reseller Software, Reseller Extension and any third party software licensed with or as part of the Reseller Software and benchmark results and (iii) any other information reasonably identifiable as confidential and proprietary information of SAP, Reseller, their other licensors, or Reseller Licensees excluding any part of the Proprietary Information which: (a) was in the public domain before the recipient party’s receipt of the Proprietary Information; (b) enters the public domain through no act or omission of the recipient party; or (c) has been rightfully furnished to the recipient party by a third party without restrictions on use or disclosure.

1.14                           “Related Services” means physical installation, implementation, training, customization, Maintenance and/or other services related to the Software.

1.15                           “Release” means each issuance of the Software, excluding third party software, identified by the numeral to the left of the decimal point (e.g., 3.01).

1.16                           “Reseller Agent” is defined in Section 2.10.

1.17                           “Reseller Licensee” means the legal entity that is a customer of Reseller or a Reseller Agent hereunder and has executed an SAP End User License Agreement with SAP in accordance with the terms herein.

1.18                           “Reseller Software” means (i) the SoftBrands Fourth Shift Edition for Business One in the current Version as of the date of this Agreement, (ii) the DemandStream software in the current Version as of the date of this Agreement, (iii) any releases, versions or correction levels of the Reseller Software released during the term of the Agreement, and (iv) any complete or partial copies of any of the foregoing.

1.19                           “Reseller Extension” means the Extension developed by Reseller pursuant to the Solution Partner Agreement, as more fully defined therein.

1.20                           “SAP End User License Agreement” means the license agreement between SAP AG or one of its affiliates, including SAP, and a licensee (including without limitation a Reseller Licensee) under which rights have been granted to such licensee to Use the Software, Documentation and Third Party Database.

1.21                           “SAP AG” means SAP Aktiengesellschaft, the licensor of the SAP Proprietary Information to SAP.

1.22                           “SAP Partner Program” means the SAP Partner Program set out in Appendix D to the Solution Partner Agreement..

1.23                           “Software” means: (i) the SAP Business One Software in the Version as of the date of this Agreement which Reseller is authorized to distribute in accordance with this Agreement, (ii) any Releases, Versions, or Correction Levels of the Software released during the term of this Agreement, and (iii) any complete or partial copies of any of the foregoing.

1.24                           “SoftBrands Stack” means the Reseller Software, Reseller Extension and the Software licensed to an End User customer as an integrated solution.

1.25                           “Solution Partner Agreement” means that certain SAP Business One Solution Partner Agreement by and between SAP and Reseller dated June 15, 2004.

1.26                           “Territory” means the United States of America.

1.27                           “Third Party Database” means a version of third party, proprietary database software licensed through SAP and/or Reseller to Reseller Licensees that is required for Use with the Software limited for Use solely in support of the Software.

1.28                           “Use” means to load, access, execute, employ, utilize, store, or display the Software.

1.29                           “Users” means those user types identified of defined in SAP End User License Agreement (s) or Appendices.

1.30                           “Version” means each issuance of each Release of the Software, excluding third party software, identified by the numeral to the right of the decimal point (e.g., 3.01).

1.31                           “Yearly Business Review”  means the process by which Reseller will provide SAP information which SAP reasonably requires to determine which additional products and delivery vehicles, if any, Reseller will be permitted to offer in the Territory.  Such information may include financial information, future business plans, sales training programs attended, support infrastructure training and capabilities and any other information required by SAP.

2.                                       AUTHORIZATION AND COMMITMENT OF RESOURCES.

2.1(a)  Authorization. Subject to the terms of this Agreement, including the terms and conditions of the SAP Partner Program and SAP’s right from SAP AG and other licensors to provide such authorization, SAP hereby grants to Reseller, and Reseller hereby accepts, for the period commencing on the date specified in the first paragraph of this Agreement and ending December 31, 2006, a non-exclusive, non-transferable, non-sublicenseable license to:

(i)  market and distribute the Software and Documentation, either as part of the Reseller Stack or on a stand-alone basis, subject, in either case to the terms of this Agreement, and provide Related Services to prospective and current Reseller Licensees in the Territory;

(ii) Use the Software for testing with such Reseller Licensee’s systems and for the demonstration to prospective Reseller Licensees and for similar Non-Productive Uses at Reseller’s place of business, at a prospective Reseller Licensee’s premises, or at appropriate off-site locations located in the Territory.  Such Non-Productive Use shall be subject to the terms and conditions of the Software End-User Non-Productive Use License previously executed between the parties.

2.1(b) Scope

(i)  The rights granted to Reseller under this paragraph 2.1 expressly do not extend to Reseller with respect to Reseller Licensees and prospective Reseller Licensees which are (1) U.S. affiliates with a parent organization outside the Territory, except upon advance notice and coordination with SMB channel management or (2) require Use of the Software outside of the United States, except as provided in §2.1(b)(ii) below.

(ii)  Notwithstanding anything to the contrary in this Agreement, Reseller will be allowed to distribute the Software outside the Territory to multinational customers on the condition that (a) Reseller is in compliance with the terms of this Agreement, (b) the applicable multinational customer meets the customer requirements of this Agreement (other than the Territory requirements), and (c) the management of the SAP Affiliate in whose country the Software will be distributed gives written approval to such distribution.

(iii) The rights granted to Reseller under this paragraph 2.1(a) further expressly exclude any entity which Uses or intends to Use the Software and Documentation to train its employees and/or consultants to provide implementation, testing and/or consultancy services to third parties, or Uses or intends to Use the Software and Documentation to perform software integration, testing or development services other than to support its Productive Use. The grants in this Article 2 are non-transferable without the prior written consent of SAP except as specifically identified in §2.10 or in connection with a permitted assignment as forth in §16.1.

2.2                                 Reseller Licenses.

2.2(a)  Other than the terms of the SAP End User License Agreement, Reseller controls the terms on which it does business with its Reseller Licensees, including any commitments on behalf of Reseller relating to the Software (e.g. specifying future discounts or prices), and is responsible for compliance with, and enforcement of, its agreements with such Reseller Licensees.  Reseller agrees that, as a part of its obligations to SAP, Reseller shall not impose any liabilities on SAP or agree to any provisions with a Reseller Licensee that are inconsistent with SAP’s intellectual, industrial and other property rights.  Except as specifically provided in Section 2.10(a), in no event shall a Reseller Licensee be granted a right to assign, sublicense or distribute the Software to Reseller Licensees, or other persons or entities.  Reseller will reasonably cooperate and assist SAP in enforcing any of SAP’s rights against Reseller Licensees.  Reseller acknowledges and agrees that such enforcement by SAP may include, without limitation, termination of the SAP End-User License Agreement(s) between SAP and a Reseller Licensee against which SAP has undertaken enforcement action.  SAP shall have no liability whatsoever to Reseller in the event of such termination.  Reseller acknowledges and agrees that in the event of such terminations, its other contracts with such terminated Reseller Licensees may be adversely affected, and Reseller shall take appropriate steps to address this potential issue in its other contracts.  Reseller will notify SAP promptly of any unauthorized use of the Software or other SAP Proprietary Information by Reseller Licensees that comes to Reseller’s attention. SAP, SAP AG and its licensors shall have the sole right and discretion to bring enforcement proceedings involving the Software, provided, however, that it may agree with Reseller to jointly bring and/or pursue such proceedings.

2.2(b)  All licenses of the Software, Third Party Database and Documentation distributed by Reseller shall be consistent in all respects with the SAP End User License Agreement provided by SAP to Reseller Licensee.  Reseller shall not deliver any Software or other SAP Proprietary Information to Reseller Licensee until SAP and Reseller Licensee execute the SAP End-User License Agreement for the Software, Third Party Database and Documentation.  Any unauthorized change in the SAP End User License Agreement by Reseller is a default in the performance of a material obligation of this Agreement and grounds for termination under Section 15.2(b) of this Agreement.  SAP may amend the SAP End User License Agreement from time to time without prior notice from SAP, and such amended documents may be provided by SAP for use by Reseller in distributing the Software hereunder.  The current version of the SAP End User License Agreement is attached as Appendix A.

2.3                                 Non-Exclusivity.  SAP and Reseller agree that the rights granted to Reseller hereunder are non-exclusive.  SAP AG and/or SAP and/or its or their affiliates may itself or may authorize others to offer the Software, Related Services and/or other services related to the Software in the Territory as it/they may deem appropriate in its/their sole discretion.

2.4                                 SAP Retained Rights.

2.4(a)  The licensing of the Software is further subject to any additional restrictions contained in the then current SAP Business One U.S. List of Prices and Conditions.  SAP reserves the right to alter, change, amend or otherwise modify in any manner whatsoever the SAP Business One U.S. List of Prices and Conditions in accordance with Section 7.2 of this Agreement upon ninety (90) days prior written notice..  Reseller acknowledges and agrees that the SAP Partner Program is an integral part of the relationship between the parties.

2.4(b) SAP retains the right to enter and market in any lines of business by itself or with or through third parties in the Territory, including without limitation lines of business that involve or relate to the Software and Related Services so long as no Reseller Proprietary Information is used by SAP.  SAP shall not be required to pay Reseller any fees or royalties associated with transactions between SAP and any entities pursuant to SAP’s retained rights.

2.5                                 Services. Reseller shall ensure that all contracts for services provided by Reseller to Reseller Licensees are entered into and executed in the name of and by the party performing such services and that SAP and SAP AG shall have no liability under such contracts or for such services.

2.6                                 Efforts. Reseller shall use commercially reasonable efforts to market and license the Software and market and provide Maintenance.  RESELLER DOES SO AT ITS OWN RISK AND FOR ITS OWN ACCOUNT EXCEPT AS OTHERWISE SET FORTH HEREIN.

2.7                                 End-User Transition.

2.7(a)  Subject to the terms in Appendix B, Reseller acknowledges and agrees that Reseller Licensees may, from time to time, choose to terminate their relationship(s) with Reseller and receive Related Services from SAP, SAP affiliates, or other authorized distributors of SAP software. In the event a Reseller Licensee ceases to be a customer of Reseller, for any reason, Reseller shall cooperate with SAP and such Reseller Licensee in order to ensure the smooth transition of the business relationship from Reseller to another party selected by Reseller Licensee or SAP.  Reseller acknowledges and agrees that SAP shall have no liability in this regard.

2.7(b)  In the event any SAP licensee divests an entity and such entity does not have Use or access rights to the Software pursuant to an SAP End User License Agreement, and provided that such entity does not fit within the requirements of Section 2.1, SAP in its sole discretion shall determine whether the Reseller shall be entitled to license to such divested entity in accordance with this Agreement.

2.7(c)  In the event a Reseller Licensee is acquired by or otherwise merged with or into an existing licensee of SAP software, and provided that such entity does not fit within the requirements of Section 2.1, Reseller shall no longer be entitled to license the Software to that entity without the prior express written approval of SAP.

2.8                                 Reputation.  Reseller agrees not to act in any manner that negatively affects or is likely to negatively affect the reputation of SAP, its software (including the Software), services, or SAP’s trademarks.  SAP agrees not to act in any manner that negatively affects or is likely to negatively affect the reputation of Reseller, its software (including the Reseller Stack), services, or Reseller’s trademarks.

2.9                                 Limitation and Restrictions.  Except as expressly provided herein, Reseller shall not, and shall not license, authorize, or permit any Reseller Licensee or any other third party to:

(i)                                     modify, create any derivative work of, include in any other software or make any copies of the Software or Documentation or any portion thereof except that Reseller shall be permitted to use and copy the Documentation to create additional technical and/or user documentation explaining use and operation of the Reseller Stack that may be delivered to Reseller Licensees together with the Documentation.

(ii)                                  create any Modifications or, except as specifically authorized by SAP in writing or the SAP Partner Program Agreement, or extensions to the Software;

(iii)                               market, distribute, sell, or deploy the Software or Documentation or any copies thereof packaged, bundled, incorporated in, or embedded with or into any product or service not provided by SAP without SAP’s prior express consent;

(iv)                              disassemble, or decompile, nor recreate or attempt to recreate, by reverse engineering or otherwise, the source code from the object code of the Software or use it to create a derivative work except as previously authorized or directed by SAP for the purposes of correcting errors in the Software or performing warranty, Maintenance, and other support services; or

(v)                                 Use the Software for timesharing, service bureau or service provider purposes, except as may be specifically authorized by SAP in writing.

The restrictions in this Agreement, including this Section 2.9, shall not affect any rights or licenses granted to Reseller by SAP in any other agreement between the parties.

2.10                           Authorization of Reseller Agents

2.10 (a)  Subject to this Agreement, including without limitation all restrictions on use and disclosure of the Software and other SAP Proprietary Information, Reseller may authorize third parties who are Authorized SAP Partners (“Reseller Agents”) to exercise the rights of Reseller under Section 2.1(a).  Prior to such authorization, Reseller shall either confirm or facilitate the qualification of each such Reseller Agent prospect in accordance with Appendix D.  In addition to all requirements under Appendix D, and prior both to authorizing any entity as a Reseller Agent hereunder and disclosing any SAP Proprietary Information to such entity, Reseller shall attach Appendix E as an addendum to its operative agreement(s).  Reseller shall identify each certified Reseller Agent to SAP, and provide information reasonable required by SAP regarding each such certified Reseller Agent, unless otherwise provided during the certification process.

2.10(b)  Reseller shall indemnify SAP, and hold SAP harmless from and against, any and all liability, loss, claim, cost or expense (including reasonable attorney’s fees) resulting from any claim against SAP by any third party arising out of any action by a Reseller Agent in marketing or distributing the SoftBrands Stack, excluding claims related to warranty, intellectual property indemnification or other claims pursuant to the SAP End User License Agreement the Software or the Reseller Agent’s direct, contractual relationship with SAP..

2.10(c)  Except as set forth herein, including without limitation in Appendix E, Reseller controls the terms on which it does business with its Reseller Agents and is responsible for its own account for compliance with, and enforcement of, its agreements with such Reseller Agents.  SAP ASSUMES NO OBLIGATIONS WHATSOEVER TO SUCH RESELLER AGENTS PURSUANT TO ANY AGREEMENTS BETWEEN RESELLER AND SUCH RESELLER AGENTS.  Reseller agrees that, with respect to the Reseller Agents, Reseller shall not impose any contractual liabilities on SAP other than those set forth in Appendix E.  Reseller shall not grant to any Reseller Agent a right to assign, sublicense or distribute the Software to other Reseller Agents, Reseller Licensees, persons or entities except as may be expressly provided for herein.  Reseller shall undertake any and all commitments with Reseller Agents on its own behalf and for its own account, and SAP shall have no liability therefor.

2.10(d)  SAP reserves the right to review Reseller’s certification of prospective Reseller Agents and Reseller shall, at the written discretion of SAP, revoke immediately any such certification that has not complied with or otherwise satisfied the certification guidelines set forth herein.  Further, Reseller shall, upon becoming aware of any material breach by any Reseller

Agent of the terms and conditions set forth herein, inform SAP of the same and, at SAP’s direction, revoke such Reseller Agent’s certification.

2.10(e)  Subject to this Agreement, Reseller may authorize third parties to act as referral parties in connection with the marketing of the software (“Referral Party”).  Referral Party may identify potential end user transaction leads and provide such information to Reseller on such financial terms as Referral Party and SoftBrands may agree.  Referral Party shall, for purposes of the activities permitted hereunder, at all times be the agent of SoftBrands, under its direction and control, and SAP shall have no liability for any statement, action or obligation of Referral Party.  Referral Party shall not create or impose any obligation of any kind on SAP.

3.                                       ENCUMBRANCE, OWNERSHIP, COPYRIGHT NOTICES, TRANSLATION AND EXPORTATION.

3.1                                 Encumbrance. In no event shall Reseller engage in the lease, transfer, rental, loan or any other encumbrance of the Software by any means including by operation of law.

3.2                                 No Translation. Reseller shall not translate any portion of the SAP Proprietary Information, including Documentation, into any other language.

3.3                                 No Exportation. Regardless of any disclosure made by Reseller to SAP of an ultimate destination of the Software, Documentation, Third-Party Database, and other provided SAP Proprietary Information, Reseller acknowledges that SAP’s Software, Documentation, and Proprietary Information are being released or transferred to Reseller in the United States and are therefore subject to the U.S. export control laws.  Reseller shall not Export nor knowingly permit the Exportation of the Software from the United States of America to any destination without the express prior written authorization of SAP.  Reseller agrees that it will not submit the Software to any government agency for licensing consideration or other regulatory approval without the prior written consent of SAP.  Failure to abide by this provision is a material breach of this Agreement.

4.                                       MARKETING.

4.1                                 Joint Marketing Committee As described in the Solution Partner Agreement, the parties shall establish a Joint Marketing Committee.  The Joint Marketing committee shall cooperate to mutually agree upon marketing strategy for the Software as part of the Reseller Stack.

4.2                                 Premises and Personnel. As determined by the Joint Marketing Committee, Reseller shall maintain an appropriate organization in the Territory dedicated to the performance of Reseller’s obligations hereunder with competent sales, marketing implementation and software support capabilities.  Reseller agrees to employ qualified consultants and other personnel as needed to fulfill its obligations hereunder and shall provide appropriate training for its employees.

4.3                                 Business Opportunity Management. The Joint Marketing Committee shall agree upon the manner in which Reseller shall use and maintain customer leads in the sales opportunity management system maintained by SAP.

4.4                                 Responsibilities. Reseller shall be solely responsible for the collection of payments, demonstration, installation, implementation, training and support for the Software, and Reseller’s obligations under Maintenance at the location of any of its Reseller Licensees.  Reseller shall not knowingly distribute the Software to a prospective Reseller Licensee who does not intend to use the Software and Documentation to run its internal business operations or who intends to Use the Software or Documentation in any manner in contravention of this Agreement or the SAP End User License Agreement.  Reseller will: (i) provide instruction to its Reseller Licensees regarding the Use and installation of the Software; (ii) use trained technicians experienced in the computing industry and familiar with the Software to provide technical support and assistance; and (iii) provide answers to current and prospective Reseller Licensee questions and problems regarding the installation and Use of the Software, all as required under its obligations for Maintenance described in Appendix B.

4.5                                 Accountability. RESELLER SHALL BE RESPONSIBLE FOR ACCURATELY AND COMPLETELY REPRESENTING THE SOFTWARE AND ITS SERVICES IN ACCORDANCE WITH THE DOCUMENTATION OR OTHER SAP OFFICIALLY SANCTIONED MATERIALS. RESELLER SHALL ASSUME ALL FINANCIAL AND LEGAL LIABILITY FOR THE QUALITY, RELIABILITY, AND ACCURACY OF ALL REPRESENTATIONS MADE BY RESELLER, ITS EMPLOYEES, AGENTS, AND CONSULTANTS REGARDING THE SOFTWARE, WHETHER ORAL OR WRITTEN, BEYOND WHAT IS CONTAINED IN THE DOCUMENTATION AND OTHER SAP OFFICIALLY SANCTIONED MATERIALS, AND SHALL ASSUME PRIMARY RESPONSIBILITY FOR ALL COMMUNICATIONS ASSOCIATED WITH ANY CLAIMS, PROBLEMS, OR OTHER COMPLAINTS AS TO QUALITY, FUNCTION, PURPOSE, AND COMPATIBILITY IN ACCORDANCE WITH THE DOCUMENTATION WHENEVER THE SOFTWARE IS REFERENCED, DEMONSTRATED OR ADVERTISED. Reseller shall give SAP, SAP AG and its licensors appropriate credit for the ownership of the Software at any presentation of the Software.

4.6                                 Performance Targets.

4.6(a)                   Performance Targets.  Reseller shall meet the sales and other performance targets set forth in the SAP Partner Program or as otherwise mutually agreed upon by the parties in writing from time to time.

4.6(b)                  Sales Capacity. Reseller shall create and maintain a sales capacity at each location within the Territory, which is comprised of sales, pre-sales, support and administrative personnel and equipment, at the Reseller’s own expense, required to meet its Sales Targets, Customer Satisfaction Targets, any other performance targets established as provided hereunder, and otherwise perform its obligations hereunder.

4.6(c)                   Customer Satisfaction Targets.  Reseller shall obtain and maintain customer satisfaction ratings, as set forth in the SAP Partner Program or as mutually agreed upon by the parties in writing from time to time (“Customer Satisfaction Target”).  Customer satisfaction shall be measured by SAP in substantially the same manner as SAP measures customer satisfaction for its directly licensed customers.  In the event Reseller does not provide SAP accurate, complete and timely information required to complete customer satisfaction surveys, Reseller shall be deemed to have received an unsatisfactory rating for that period.  Unless otherwise requested in writing by the customer, SAP shall promptly deliver to Reseller all customer satisfaction questionnaires and surveys received by it with respect to the Reseller.

4.7                                 Third Party Products. Due to the unusual complexity of the Software, some third party software and hardware may not be compatible with the Software, may impose special support obligations or may hinder the Software’s use, thereby causing damage to SAP and/or Reseller. Therefore, Reseller agrees to not distribute, support, promote, or recommend any third party product for purposes of interoperating with the Software which has not been previously approved in writing by SAP or otherwise has been made known to the public officially as appropriate for Use or interoperation with the Software.  Reseller’s breach of this provision shall be a material breach of this Agreement.  In the event Reseller desires to determine whether a third party product is approved by SAP for interoperation with the Software, Reseller shall submit such request in writing to SAP in accordance with SAP’s policies.  All expenses relative to the third party product approval shall be borne by Reseller, and any SAP resources shall be invoiced at SAP’s then-current rates, to be paid within thirty (30) days of the date of such invoice.  Reseller shall provide SAP ninety days’ prior written notice of its intention to develop or market third party software interoperability with the Reseller Software or Reseller Extensions distributed as part of the SoftBrands Stack.

4.8                                 Marketing and Advertising.

4.8(a)                   Reseller agrees to promote locally within the Territory, as necessary and appropriate, to promote the Software, achieve Reseller’s sales targets, and exploit the local market potential for the Software and Reseller’s maintenance and support services, as determined by the Joint Marketing Committee.

4.8(b)                  As determined by the Joint Marketing Committee, Reseller will be expected to participate actively in trade shows and events suitable for promoting the Software and support services. All advertising, promotions, and participation in trade shows and events shall be at Reseller’s expense, except as otherwise agreed in writing between SAP and Reseller.

4.8(c)                   Marketing and promotional materials, including advertising and publicity materials, which are provided by SAP will be provided by SAP to Reseller upon Reseller’s request, and charged to Reseller at SAP’s cost, unless otherwise agreed between SAP and Reseller. As determined by the Joint Marketing Committee, Reseller shall be expected to participate actively in the development of such materials.

4.8(d)                  All marketing and promotional materials developed by or for Reseller, including, but not limited to, print advertisement, broadcast or telecast commercials, product brochures, sales aids, manuals, displays, and publicity concerning the Software and services shall be of first quality and graphically shall be designed to meet the buying characteristics of the target market. All such materials shall be submitted to the SAP SMB Business Development Manager to ensure consistency with SAP and industry standards for review at least ten (10) business days prior to publication, distribution or broadcast.

4.8(e)                   As determined by the Joint Marketing Committee, SAP will agree from time to time to provide speakers and staff support without charge to Reseller for conducting conferences subject to the availability of SAP’s own resources and its prior obligations.

4.9                                 Information Duties of Reseller.

4.9(a)                   As determined by the Joint Marketing Committee, Reseller will regularly inform SAP about its market, the marketing activities, and the results of its sales efforts as related to the Software.  Such information shall be considered Reseller Proprietary Information so long as the exclusions in Section 1.12 do not apply to the information.

4.9(b)                  As determined by the Joint Marketing Committee, Reseller will regularly solicit, and investigate requests from its Reseller Licensees for alteration and further development of the Software and maintenance and support services. It will submit proposals for such further development and support to SAP for evaluation utilizing the SAP development support questionnaires.

4.9(c)                   As determined by the Joint Marketing Committee, Reseller will provide accurate and up-to-date marketing and forecasting information to SAP on a regular basis, in accordance with Section 4.3, including prompt updates concerning matters that materially affect the current sales forecast. From time-to-time, SAP may make special requests with respect to marketing and forecasting information. Upon such requests, Reseller will use its reasonable efforts to provide such information in an organized, timely and accurate fashion.

4.9(d)                  As determined by the Joint Marketing Committee, Reseller and SAP will conduct a Yearly Business Review, as directed by SAP.

4.10                           Reseller Licensee Training. As part of its standard services offerings, Reseller, at its own expense, will make available to its customers appropriate and necessary user training related to use of the Software and training facilities or will arrange for the provision of such training by SAP-authorized third party training partners or by SAP.

4.11                           Notification.  If Reseller learns of any unauthorized Use by Reseller Licensees of the Software under the SAP End User License Agreement, including any third party software, it shall promptly notify SAP.

5.                                       ADDITIONAL OBLIGATIONS OF THE PARTIES.

5.1.                              Sales Execution Process.  To the best of its ability, Reseller shall comply with the SAP standard sales execution process which includes the procedures for, licensing of the Software to Reseller Licensees, placing orders for Software, delivery of Software, and invoicing.  SAP may amend the sales execution process upon thirty (30) days notice to Reseller

5.2                                 Encryption and Authorization Codes. Except as expressly authorized or directed by SAP hereunder or elsewhere in writing, Reseller shall not copy or arrange for or allow third parties to copy any part of the Software or Documentation. Reseller shall comply with all of SAP’s instructions regarding authorization codes, and any encryption and security procedures and devices that may be incorporated from time to time within the Software or any part of the Documentation

5.3                                 Duty of SAP to Deliver.

5.3(a) In accordance with the terms of this Agreement and SAP’s standard Sales Execution Process, SAP shall make available to Reseller the Software, Documentation, Maintenance, and other services as are offered to similarly situated distributors of the Software by SAP from time to time.

5.3(b) In SAP’s reasonable discretion, SAP’s obligations under Section 5.3(a) above may be suspended or waived under any of the circumstances set forth in Sections 5.3(b)(i) through (vi). SAP shall notify Reseller immediately when it has determined that it will suspend performance of any of such obligations.  Unless SAP expressly indicates otherwise, suspension of any such obligations shall not constitute a termination notice under Article 15.

5.3(b)(i) If Reseller has materially breached a provision of this Agreement and such breach has not been remedied within thirty (30) days after SAP notifies Reseller of such breach, or an anticipatory breach has occurred by Reseller and reasonable assurances are not provided to SAP within thirty (30)  days of such notice that the anticipated breach will not occur. Such breaches may include, but are not limited to, delay in payment, violation of Software protection and secrecy, marketing contrary to or in disregard of the standard practices of SAP, and material, substantiated Reseller Licensee complaints attributable to Reseller’s action or inaction;

5.3(b)(ii) If there are serious technical problems which exist with regard to the Software and have not yet been corrected, product liability risks, or problems in the production or third-party distribution of the Software;

5.3(b)(iii) If Reseller has not cured a failure to achieve or maintain full compliance with a legal or other regulatory requirement which failure exposes SAP or Reseller to the risk of penalties or other punitive action; or

5.3(b)(iv) Reseller has executed a license agreement for the SoftBrands Stack with a Reseller Licensee which contains obligations relative to the Software which have not been approved by SAP in writing (other than standard maintenance obligations as SAP provides to its own licensees).

5.3(b)(v) If Reseller fails to timely pay it invoices to SAP; or

5.3(b)(vi) If there is any other circumstance which SAP reasonably determines endangers the security or confidentiality of the Software.

5.4                                 Delivery Procedures.

5.4(a) SAP shall deliver the Software to Reseller for its or its Reseller Agents’ delivery to Reseller Licensees. Delivery procedures shall be established in the sales execution process in accordance with Section 5.1 of this Agreement.  SAP shall not be liable to Reseller for delays in shipments due to causes beyond SAP’s reasonable control.

5.4(b) The Software and Documentation will be provided in machine-readable form on CD-ROM or such other media as SAP or SAP AG then provides to the commercial market.

5.5                                 Support of Reseller.

5.5(a) SAP shall make available support services for Reseller and its Reseller Licensees as set forth Appendix B to this Agreement. For services not set forth herein, SAP will provide such services at the prices and under the conditions set forth in its then-current SAP Business One U.S. List of Prices and Conditions, or if not applicable then in accordance with SAP’s then-current rates for such services, or as otherwise may be reasonably determined by SAP.

5.5(b) As more fully set forth in Appendix B, Reseller’s requests for support service from SAP must be in writing (including by email) and with a description of the technical problem and functionality requirements in sufficient detail to allow SAP to properly evaluate the scope of any problem and the degree of support required. Requests for support service from SAP in instance of critical downtime may be made orally with a written request submitted shortly thereafter. Prior to initiating any support, SAP, Reseller, and the Reseller Licensee, as appropriate, shall consult and agree upon all aspects of support to be provided.

5.6                                 Information for Reseller. SAP will keep Reseller informed in timely fashion of matters affecting Reseller and its relations with its Reseller Licensees and prospective Reseller Licensees, including but not limited to new functionality, technical problems, and delays in delivery. Such notice may be made available in SAP AG’s Online Service System and Customer Support System (“CSS or CSU in the Americas”) or other SAP online support portal (collectively referred to as, “OSS/CSU”) at SAP’s sole discretion.  SAP will notify Reseller as much in advance of such developments as is reasonably possible and sufficiently in advance of changes in the Software and SAP business terms, so that Reseller may take the steps necessary to accommodate such changes in its business operations. SAP will provide Reseller with access to

OSS/CSU as may be necessary under this Agreement in SAP’s sole discretion.

5.7                                 Use of Software by Reseller. Upon Reseller’s request, SAP will provide a sufficient number of copies and licensed users for the Software to Reseller for testing, training of its employees, and demonstration by Reseller to prospective Reseller Licensees in accordance with Section 2.1(a)(ii).  Any third party software required with the Software shall be provided to Reseller at then-current prices in effect.  Reseller shall thereafter bear all responsibility for maintenance and enforcement and performance of third party license requirements.  In the event Reseller desires the Software for its own Productive Use, Reseller and SAP shall execute SAP’s standard SAP End User License Agreement in advance of such Productive Use.

6.                                       SOFTWARE MAINTENANCE AND SUPPORT SERVICES.

6.1                                 Maintenance and Support Services.  The parties shall provide the Maintenance and support services set forth in Appendix B (“Maintenance”).  SAP reserves the right to alter, change, amend or otherwise modify in any manner whatsoever Appendix B upon thirty (30) days prior written notice to Reseller.

6.2                                 Availability to Reseller Licensees.  Throughout the term of this Agreement, Reseller will offer to all Reseller Licensees an opportunity to purchase Maintenance on such specific terms and at such prices as Reseller may from time to time determine.  Reseller will promptly notify SAP of each Reseller Licensee that purchases or renews an annual agreement for such Maintenance, and of any Reseller Licensee that declines to purchase or renew such annual Maintenance.

6.3                                 Annual Maintenance Royalty.  In consideration of SAP’s provision of Maintenance services as described in Appendix B, Reseller shall pay to SAP an annual Maintenance royalty as stated in Appendix C.  The first annual (or such prorated portion thereof as applicable) payment for such Maintenance royalty shall be due with the Software royalty payment as stated in Article 7, and shall be pro-rated if such payment is due prior to January 1 of the following calendar year.  Maintenance royalties are invoiced on an annual basis in advance effective January 1 of a calendar year

6.4                                 Maintenance and Support Software.  In addition to the Maintenance obligations stated in Section 6.1, SAP shall provide maintenance support to Reseller for SAP Business One release 2004 and each subsequent Software Release for a period of not less than twenty-four (24) months from the date of initial commercial availability of such Software Release.  SAP’s and Reseller’s obligations to provide Maintenance in accordance with this Agreement shall survive termination of this Agreement for a period of the greater of (i) twelve months, or (ii) if specifically agreed to in writing by SAP, such longer period of time remaining on Reseller’s support obligations to any Reseller Licensee.

7.                                       PRICES AND PAYMENT.

7.1                                 Royalties and Payments. The royalties and payment process for the Software, and the respective rights and obligations of the parties with regard to remuneration, are set forth in Appendix C.  The marketing and distribution of the Software by Reseller is subject to any additional restrictions contained in the then-current SAP Business One U.S. List of Prices and Conditions; provided however that nothing in the SAP Business One U.S. List of Prices and Conditions shall be read to change or modify the terms of this Agreement

7.2                                 Prices. The services provided by SAP to Reseller will be governed by the most current SAP Business One U.S. List of Prices and Conditions in effect for such services at the time the services are rendered unless otherwise agreed; provided however that nothing in the SAP Business One U.S. List of Prices and Conditions shall be read to change or modify the terms of this Agreement.

7.3                                 Changes to Price List and Distribution of Software.  SAP reserves the right (i) to change its standard SAP Business One U.S. List of Prices and Conditions (applicable to all its Business One customers) as may be reasonably required and consistent with SAP’s practices and only upon providing Reseller with ninety (90) days prior written notice and (ii) to discontinue the distribution of all or any components or functionality of the Software upon sixty (60) days prior written notice to Reseller and to cancel any orders for such discontinued Software without liability to Reseller except the return of any prepaid license fees or service fees for such Software.

7.4                                 Overdue Accounts. Any amounts past due shall bear simple interest from and after the date such amount is due until payment is made at a rate per annum up to, and not exceeding, the U.S. prime rate plus 5%.  The parties acknowledge and agree that all fees to be collected by it are for its own account and shall not be applied to reduce, offset or make contingent any payments due the other party.

7.5                                 Taxes and Duties. Reseller shall either collect and pay or furnish SAP with appropriate proof of exemption from all sales, use and other applicable taxes and all customs duties and fees, Export taxes and fees, and other charges (with the exception of the income taxes of SAP) applicable to SAP’s delivery of the Software and the Documentation to Reseller or any services to the Reseller Licensee.  SAP shall have no liability or obligation relative thereto.  Reseller shall provide to SAP copies of all valid resale certificates prior to Reseller’s exercise of any rights under this Agreement, shall keep current all such resale certificates, and shall notify SAP immediately if any such resale certificates are no longer valid.

8.                                       REPRESENTATIVES.

8.1                                 Appointment. Each party shall appoint qualified business and technical representatives who shall be responsible for monitoring each phase of the marketing, distribution, and support efforts and who shall act as the contact point(s) between the parties during the term of this Agreement.

8.2                                 Reports/Meetings. Reseller shall submit those reports and attend those meetings related to the business of marketing and distributing the Software as determined by the Joint Marketing Committee from time to time.

9.                                       TRAINING.

9.1(a)  Training Obligation.  Reseller and Reseller’s key sales and marketing personnel and key technical and support personnel shall attend an appropriate number of designated SAP-sponsored Software training courses at rates set forth in SAP’s then-current SAP Business One U.S. Price List and Conditions, or if not applicable then in accordance with SAP’s then-current rates for such services, or as otherwise may be reasonably determined by SAP.  SAP shall waive course fees for Reseller for such scheduled training classes during the initial term of this Agreement.  Reseller shall pay for travel accommodation, meals and other related expenses for its attendees.

9.1(b)  Reseller Training.  In order for Reseller to fulfill its obligations under Section 9.1(a), SAP shall provide to Reseller the documentation, materials and training necessary in order for Reseller to conduct “train the trainer” training for its employees and agents, which will provide for those individuals being trained in the manner required by SAP’s then-current training program for Software maintenance and support personnel.

9.2                                 Reseller Personnel.

9.2(a)  Reseller shall continue the training of sales and marketing personnel, technical support personnel, and any consultants engaged by Reseller as required to fulfill its obligations hereunder.

9.2(b) Upon written request of Reseller, training days may be scheduled by SAP at rates set forth in its then-current SAP Business One U.S. List of Prices and Conditions, or if not applicable then in accordance with SAP’s then-current rates for such services, or as otherwise may be reasonably determined by SAP.  Reseller shall pay SAP’s invoice for training, together with all travel and living expenses of SAP’s representatives, if any, within thirty days of submittal by SAP to Reseller.

9.2(c) Subject to § 9.1, SAP will provide training to Reseller’s pre-sales and sales personnel by SAP, at then-current rates.  Any classes or training offered at no charge, will be subject to reimbursement to SAP at then-current rates if such personnel remain in Reseller’s employ but do not remain in sales or pre-sales for at least twelve (12) months after training.

10.                                 RECORDS AND AUDITS.

10.1                           Proper Records. Reseller shall keep proper records, books of account and logs concerning the distribution and reproduction, if any, of the Software. Such records shall be adequate to determine the amount of license fees owed to SAP and shall be preserved by Reseller for a period of three years immediately following termination of this Agreement.

10.2                           Audit. During the term of this Agreement, and during the three-year period immediately following termination, SAP shall have the right to audit Reseller’s records concerning the reproduction and sublicensing of the Software, and any other obligations of Reseller to SAP under this Agreement. Such audits shall be conducted at SAP’s expense, during normal business hours following written advance notice to Reseller not less than ten business days in advance, and in a manner so as to not unreasonably interfere with Reseller’s business operations.

10.3                           Confidentiality. SAP will keep any and all Proprietary Information derived from any audits confidential. This Proprietary Information shall not be used by SAP for any purpose other than to verify or resolve any discrepancy involving the payment of license fees due from Reseller under this Agreement and in SAP’s reviews of Reseller’s performance under this Agreement (including in all cases use in proceedings to enforce SAP’s rights).

10.4                           Discrepancy. In the event an audit of Reseller’s records, books of account or logs reveals that Reseller has underpaid any fees or amounts due to SAP for the period under audit, Reseller shall promptly pay to SAP the amount of the underpayment. If the amount of underpayment for the period under audit exceeds ten percent of the amount owed during such period, Reseller shall reimburse SAP for all reasonable costs incurred by SAP in connection with the audit and, consistent with Section 15.2(b), SAP may determine to terminate this Agreement.

11.                                 PROPRIETARY INFORMATION.

11.1                           Ownership of Proprietary Information.

11.1(a) Ownership of and title in and to all intellectual property rights, including patent, copyright, trade secret, trademark, service mark, and domain name rights, in the SAP Proprietary Information are and shall remain in SAP, SAP AG, and their licensors. Reseller acquires only the right to use the SAP Proprietary Information under the terms and conditions of this Agreement and does not acquire any ownership rights or title in or to the SAP Proprietary Information.  Reseller may only provide the Software and Documentation to Reseller Licensees and Reseller Agents, or as otherwise provided herein.  Such delivery must be in the SAP-provided form and on the SAP-provided media.

11.1(b) Notwithstanding any prior agreements to the contrary (including any SAP End User Agreement with Reseller), as of the effective date of this Agreement any Modifications that are created on behalf of Reseller or any third party shall be the exclusive property of SAP.  Reseller expressly assigns any existing rights in such Modifications to SAP and agrees to assign to SAP any such rights that it may subsequently acquire, including but not limited to patent rights. Upon SAP’s request, Reseller will execute, acknowledge, and deliver to SAP all documents and do all things necessary, at SAP’s expense, to enable SAP to obtain and secure all rights in such Modifications throughout the world.  Reseller will secure the necessary rights and obligations from relevant employees and third parties to satisfy the above obligations.  If SAP is unable, after reasonable effort, to secure any signature on any application for patent, copyright, trademark, or other analogous registration or other documents regarding any legal intellectual property protection, whether because of physical or mental incapacity or for any other reason whatsoever, Reseller hereby irrevocably designates and appoints SAP and its duly authorized officers and agents as its agent and attorney-in-fact, to act for and in its behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright, or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by Reseller.

11.1(c)  As between Reseller and SAP, Reseller shall own all right, title, and interest in and to any Reseller Proprietary Information including any Reseller Software, training, documentation, or marketing materials created by Reseller.

11.1(d) Reseller shall maintain a current, complete, and accurate accounting of the number and location of all copies of the Software and Documentation it has licensed and all SAP Proprietary Information in its possession.

11.1(e) Reseller shall not remove any proprietary, copyright, patent, trademark, or service mark legend from the Software, Documentation, Third Party Database, or other SAP Proprietary Information. Reseller shall ensure that SAP’s, SAP AG’s, and their licensors’ legends contained in or on any copies of the SAP Proprietary Information remain in or on the original and any copies reproduced by Reseller.  The inclusion of a copyright notice on any portion of the Software, Documentation, Third Party Database, or any other Proprietary Information shall not cause nor be construed to cause it to be a published work.

11.2                           Protection of Proprietary Information.

11.2(a) Neither party shall, without the other party’s prior consent, use, disclose, or make available any of the Proprietary Information of the other party in any form to any person, except to those whose access is necessary to enable such party to exercise its rights hereunder. Each party agrees that prior to disclosing any Proprietary Information of the other party to any contractual third party, it will obtain from that third party a written agreement containing restrictions on use, copying, and disclosure that are at least equal to those restrictions contained in this Article 11.

11.2(b) Reseller and SAP agree that any unauthorized use or disclosure to third parties of the other’s Proprietary Information may cause immediate and irreparable harm to the owner of the disclosed Proprietary Information; therefore, each party agrees to take all reasonable steps and the same protective precautions to protect the other’s Proprietary Information from disclosure to third parties as it takes with its own proprietary and confidential information, but in no event less than a reasonable degree of care.

11.2(c) In the event that Reseller becomes aware that unauthorized third parties have obtained SAP Proprietary Information from Reseller and are making unlawful use of any SAP Proprietary Information (including the Software and Documentation) Reseller shall inform SAP immediately of any reports of such activity. Reseller, at Reseller’s own cost, shall assist SAP as reasonably requested by SAP in SAP’s enforcement of SAP’s rights in its Proprietary

Information.  Such assistance includes, but is not limited to, sending cease and desist notifications and terminating Maintenance.

11.2(d) In the event that SAP becomes aware that unauthorized third parties have obtained Reseller Proprietary Information from SAP and are making unlawful use of any Reseller Proprietary Information (including the Reseller Software Documentation), SAP shall inform Reseller immediately of any reports of such activity.  SAP at SAP’s cost, shall assist Reseller as reasonably requested by Reseller in Reseller’s enforcement of Reseller’s rights in its Proprietary Information.  Such assistance includes, but is not limited to, sending cease and desist notifications.

11.2(e) Each party either has or shall establish specific procedures designed to meet the obligations of this Agreement. Such procedures will include the execution of appropriate agreements with such party’s contractors, agents, and employees containing restrictions on use, copying, and disclosure that are at least equal to those restrictions contained in Article 11, prior to any disclosure of the Proprietary Information.  Reseller shall immediately notify SAP in the event an employee, consultant, or agent of Reseller, for which a C-number has been assigned by SAP for purposes of access to SAP and/or SAP AG systems, is terminated, resigns or otherwise no longer requires such C-number.

11.3                           Trademarks.

11.3(a) SAP hereby grants Reseller a non-exclusive, non-transferable, limited license to use the trademarks and service marks used by SAP, SAP AG, or their licensors in connection with the Software (collectively, the “Marks”). Reseller may use the Marks solely in connection with the distribution, marketing, promotion, and advertisement of the Software and Related Services described in this Agreement. Reseller shall use the Marks in the proper form and manner and with appropriate legends as prescribed by SAP from time to time. Reseller shall not use the Marks in connection with any other trademarks, service marks or logos without SAP’s prior approval.  With respect to Reseller’s use of the Marks, Reseller shall comply with SAP’s trademark use guidelines as same may be amended from time to time, as well as the SAP Partner Program.

11.3(b) All right, title, and interest in and to the Marks, including all goodwill associated with the Marks, shall remain vested in SAP, SAP AG, or their licensors. All use of the Marks by Reseller shall inure to the benefit of and be on behalf of SAP, SAP AG or their licensors, as the case may be. Reseller warrants that it will not act in a manner inconsistent with such ownership and will not challenge the validity of the Marks.

11.3(c) The nature and quality of all uses of the Marks made by Reseller shall conform to the standards set by SAP and communicated to Reseller, either directly or indirectly.

11.3(d) Reseller will reasonably cooperate and assist SAP in registering, maintaining, and protecting the Marks. Reseller will notify SAP promptly of any unauthorized use of the Marks by others that comes to Reseller’s attention. SAP, SAP AG, and their licensors shall have the sole right and discretion to bring infringement or other proceedings involving the Marks; provided, however, that it may agree with Reseller to jointly bring and/or pursue such proceedings.  SAP shall bear the cost of registering, maintaining, protecting, and enforcing the Marks.

11.3(e) SAP may use the trademarks and service marks (other than the Marks) used by Reseller in connection with the Reseller Software and Reseller Stack (“Reseller Marks”) solely in connection with the marketing, promotion, and advertisement of the Reseller Stack as proscribed by the Joint Marketing Committee from time to time. Reseller shall use the Reseller Marks in the proper form and manner and with appropriate legends as prescribed by Reseller from time to time. SAP shall not use the Reseller Marks in connection with any other trademarks, service marks or logos without Reseller’s prior approval.  With respect to SAP’s use of the Reseller, SAP shall comply with Reseller’s trademark use guidelines as same may be amended from time to time.

11.3(f) All right, title and interest in and to the Reseller Marks shall remain vested in Reseller or its licensors.  All use of the Reseller Marks by SAP shall inure to the benefit of and be on behalf of Reseller or its licensors, as the case may be. SAP warrants that it will not act in a manner inconsistent with such ownership and will not challenge the validity of the Reseller Marks.

11.3(g) The nature and quality of all uses of the Reseller Marks made by SAP shall conform to the standards set by Reseller and communicated to SAP, either directly or indirectly.

11.3(h) SAP will reasonably cooperate and assist Reseller in registering, maintaining, and protecting the Reseller Marks. SAP will notify Reseller promptly of any unauthorized use of the Reseller Marks by others that comes to SAP’s attention. Reseller and its licensors shall have the sole right and discretion to bring infringement or other proceedings involving the Reseller Marks; provided, however, that it may agree with SAP to jointly bring and/or pursue such proceedings.  Reseller shall bear the cost of registering, maintaining, protecting, and enforcing the Marks.

12.                                 WARRANTIES; DISCLAIMER OF WARRANTY.

12.1(a) Reseller Representation and Warranty.  Reseller warrants that (i) within industry standards, it has and will maintain sufficient resources to perform its obligations under this Agreement; (ii) it is not prevented by any existing arrangement, contractual or otherwise, from entering into this Agreement; and (iii) is has now, and will maintain in the future, legal corporate status in good-standing and that it will comply in all material respects with all legal requirements applicable in every part of the Territory in which it does business.

12.1(b) SAP Warranty.

12.1(b)(1)  Warranty Period; Performance Warranty.  SAP warrants that the Software will substantially conform to the functional specifications contained in the Documentation for six (6) months following delivery to the applicable Reseller Licensee thereof (the “Warranty Period”) when Used without material alteration on the Designated Unit(s).

12.1(b)(2)  Scope of Warranty.  The warranty set forth in this Section 12.1(b) shall not apply:  (i) if the Software is not used in accordance with the Documentation; or (ii) to any Extensions or Modifications; or (iii) if the defect is caused by a Modification or Extension, Reseller Licensee, or a third-party software malfunction.

12.1(b)(3)  General Warranty.  SAP warrants that (i) within industry standards, it has and will maintain sufficient resources to perform its obligations under this Agreement; (ii) it is not prevented by any existing arrangement, contractual or otherwise, from entering into this Agreement; and (iii) is has now, and will maintain in the future, legal corporate status in good-standing and that it will comply in all material respects with all legal requirements applicable in every part of the Territory in which it does business.

12.2                           Express Disclaimer. EXCEPT AS SPECIFICALLY SET OUT IN § 12.1 HEREOF, SAP DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, RELATED TO THE SOFTWARE AND ANY THIRD PARTY SOFTWARE, OR ITS CHARACTERISTICS, QUALITY, PERFORMANCE, OR VALUE, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABLE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT, EXCEPT TO THE EXTENT THAT ANY WARRANTIES IMPLIED BY LAW CANNOT BE VALIDLY WAIVED.  EXCEPT AS SPECIFICALLY SET OUT IN § 12.1(b) HEREOF, SAP DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES REGARDING THE USE OR PERFORMANCE OF THE SOFTWARE WITH ANY THIRD PARTY SOFTWARE (OTHER THAN THE SOFTWARE’S COMPATIBILITY WITH THE THIRD PARTY DATABASE) AND DISCLAIMS ALL WARRANTIES WITH RESPECT THERETO IN ACCORDANCE WITH THIS SECTION 12.2.  SAP MAKES NO REPRESENTATIONS OR WARRANTIES THAT THE SOFTWARE WILL OPERATE UNINTERRUPTED OR ERROR-FREE, OR THAT IT WILL BE FREE FROM MINOR DEFECTS OR ERRORS THAT DO NOT MATERIALLY AFFECT PERFORMANCE, OR THAT THE APPLICATIONS CONTAINED IN THE SOFTWARE ARE DESIGNED TO MEET ALL OF RESELLER’S OR A RESELLER LICENSEE’S BUSINESS REQUIREMENTS AND DISCLAIMS ALL WARRANTIES WITH RESPECT THERETO IN ACCORDANCE WITH THIS SECTION 12.2.

12.3                           No Representations or Warranties. Reseller shall not make any representations or warranties as to the performance of the Software, Maintenance, or other services on behalf of SAP or SAP AG, or otherwise bind SAP or SAP AG.  SAP’s warranty obligations, limitations, and liabilities related to the SAP End User License Agreement with Reseller Licensee shall be solely as stated therein.

13.                                 LIMITATION OF LIABILITY.

13.1                           SAP Not Responsible. Neither SAP, SAP AG, nor their licensors will be responsible under this Agreement for: (i) the modification or improvement of the Software to fit the particular requirements of Reseller or a Reseller Licensee, or (ii) the correction of any program errors as a result of misuse of the Software by Reseller or by any Reseller Licensee. Under no condition will SAP, SAP AG, or their licensors be responsible under this Agreement for preparation or conversion of data into the form required for Use with the Software.

13.2                           Exclusion of Damages/Liability Limit. ANYTHING TO THE CONTRARY HEREIN NOTWITHSTANDING, EXCEPT FOR (a) DAMAGES RESULTING FROM UNAUTHORIZED USE OR DISCLOSURE OF THE RESELLER PROPRIETARY

INFORMATION, OR (b) DAMAGES UNDER SECTION 14.3(SUBJECT TO THE LIMITATIONS WITHIN THAT SECTION)UNDER NO CIRCUMSTANCES SHALL SAP, SAP AG, OR THEIR LICENSORS BE LIABLE TO RESELLER, ANY RESELLER LICENSEE, OR ANY OTHER PERSON OR ENTITY FOR AN AMOUNT OF DAMAGES IN EXCESS OF THE TOTAL AMOUNT PAID BY RESELLER TO SAP FOR SOFTWARE ROYALTIES DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENTS GIVING RISE TO THE CLAIM.  ANYTHING TO THE CONTRARY HEREIN NOTWITHSTANDING, EXCEPT FOR (a) DAMAGES RESULTING FROM UNAUTHORIZED USE OR DISCLOSURE OF THE SAP PROPRIETARY INFORMATION, OR (b) DAMAGES RESULTING FROM BREACH OF §14.4, UNDER NO CIRCUMSTANCES SHALL RESELLER OR ITS AFFILIATES, OR THEIR LICENSORS, BE LIABLE TO SAP, SAP AG OR ANY OTHER PERSON OR ENTITY FOR ANY AMOUNT OF DAMAGES IN EXCESS OF THE TOTAL AMOUNT PAID BY RESELLER TO SAP FOR SOFTWARE ROYALTIES DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENTS GIVING RISE TO THE CLAIM.  ANYTHING TO THE CONTRARY HEREIN NOTWITHSTANDING, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, OR THEIR RESPECTIVE AFFILIATES (INCLUDING SAP AG) OR LICENSORS, BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON OR ENTITY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR INDIRECT DAMAGES, LOSS OF GOODWILL OR BUSINESS PROFITS, WORK STOPPAGE, DATA LOSS, COMPUTER FAILURE OR MALFUNCTION, ANY AND ALL OTHER COMMERCIAL DAMAGES OR LOSS, OR EXEMPLARY OR PUNITIVE DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY THEREOF.

13.3                           The foregoing limitation of liability does not apply to personal injury or death to the extent caused by the negligence of or willful misconduct of either party.  With respect to damage to tangible personal property (excluding data), SAP, SAP AG, or their licensors will not be responsible in any amount in excess of the amount by which such damage is paid by the liability insurance of such entity.

13.4                           Severability of Disclaimer Provisions. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT EACH AND EVERY PROVISION OF THIS AGREEMENT THAT PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTY, OR EXCLUSION OF DAMAGES, IS INTENDED BY THE PARTIES TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER PROVISION AND TO BE ENFORCED AS SUCH.

13.5                           Professional Advice. RESELLER ACKNOWLEDGES THAT NONE OF SAP, SAP AG, OR THEIR LICENSORS ARE ENGAGED IN THE BUSINESS OF RENDERING LEGAL, TAX, OR OTHER PROFESSIONAL SERVICES, AND THAT THE INFORMATION PROVIDED BY SAP RELATIVE TO THIS AGREEMENT OR IN RESPONSE TO RESELLER INQUIRIES ARE NOT INTENDED TO PROVIDE LEGAL, TAX, OR OTHER EXPERT ADVICE TO RESELLER, OR BE A SUBSTITUTE FOR A LAWYER, ACCOUNTANT, OR OTHER PROFESSIONAL. IF RESELLER NEEDS LEGAL OR TAX ADVICE OR OTHER EXPERT ASSISTANCE, THE SERVICES OF A COMPETENT LAWYER, ACCOUNTANT, OR OTHER

PROFESSIONAL LICENSED TO PRACTICE IN THE APPLICABLE JURISDICTION SHOULD BE SOUGHT.

14.                                 INDEMNIFICATION.

14.1                           SAP Representation. SAP represents that SAP, SAP AG and its licensors, as the case may be, own the SAP Proprietary Information licensed by SAP to Reseller hereunder, including all intellectual property rights therein, and that SAP has all rights from SAP AG and its licensors necessary to license, in accordance with the terms of this Agreement, such SAP Proprietary Information to Reseller.

14.2                           No Representation Regarding Combination Use. SAP makes no representation with respect to the possibility of infringement by Combination Use of the Software. The parties agree that SAP has no duty to investigate or to warn Reseller or Reseller Licensees of such possibility.

14.3                           Indemnification of Reseller.

14.3(a) Subject to Section 14.2, SAP shall indemnify Reseller against all claims, liabilities and costs and expenses, including reasonable legal fees, up to the maximum amount described in Section 14.3(b), reasonably incurred in the defense of any claim made or brought against Reseller by third parties alleging that (a) use of the Marks as authorized pursuant to § 11.3 hereof, or (b) Use of the Software infringes or misappropriates any valid: (i) United States or European Union country member patent, or (ii) copyright, or (iii) trade secret or other proprietary rights; provided that Reseller promptly notifies SAP in writing of any such claim and SAP is permitted to control fully the defense and any settlement of such claim. Reseller shall cooperate fully in the defense of such claim and may appear, at its own expense through counsel reasonably acceptable to SAP. SAP may, in its sole discretion, settle any such claim on a basis requiring SAP to substitute for the Software alternative substantially equivalent non-infringing programs and supporting Documentation.

14.3(b) The maximum aggregate liability of SAP under the indemnity provided in Section 14.3(a) above shall be limited to a sum equal to the full amount of the Software royalties paid to SAP by Reseller at the time the claim of infringement arises, and if there should be more than one claim of infringement, the amount payable under such indemnity in respect of each claim shall be divided pro rata.

14.4                           Indemnification of SAP. Reseller shall indemnify SAP, SAP AG and its licensors against all claims, liabilities, and costs and expenses, including reasonable legal fees, reasonably incurred in the defense of any claim made or brought against SAP by third parties arising out of (i) any misrepresentations related to the Software made by Reseller or Reseller Agents that are beyond what is contained in the Documentation or other SAP officially sanctioned materials, or Modifications made by Reseller to the Software, or (ii) Reseller’s unauthorized Use or distribution as set forth in Section 17.8, or (iii) Reseller’s breach of Section 7.5, or (iii) Reseller’s breach of Section 3.3 or noncompliance with applicable U.S. or foreign law with respect to the use or transfer of the Proprietary Information outside the United States by Reseller; provided that, SAP promptly notifies Reseller in writing of such claim and that Reseller is permitted to control fully the defense and any settlement of the claim.  SAP shall cooperate fully in the defense of such claim and may appear, at its own expense through counsel reasonably acceptable to Reseller.

14.5                           Rights to Commence Infringement Actions.

14.5(a) SAP alone shall be responsible for taking such actions which it determines are reasonably necessary or desirable in its sole discretion in connection with any infringement or alleged infringement by a third party of any portion of the Software. Reseller shall not undertake any action in response to any infringement or alleged infringement of the Software without the prior written consent of SAP.  Reseller agrees to cooperate with and assist SAP in taking whatever action (including consenting to being named as a party to any suit or other proceeding) SAP determines to be reasonably necessary or desirable. SAP agrees to reimburse Reseller for reasonable legal fees and other expenses incurred in connection with investigating, commencing or participating in an action with respect to any such claim, suit, damage, or loss.

14.5(b) Subject to SAP rights as provided in §14.5(a), Reseller alone shall be responsible for taking such actions which it determines are reasonably necessary or desirable in its sole discretion in connection with any infringement or alleged infringement by a third party of any portion of the SoftBrands Stack, expressly excluding any infringement claims relating to the Software.. Subject to SAP rights as provided in §14.5(a), SAP shall not undertake any such action in response to any infringement or alleged infringement of the SoftBrands Stack without the prior written consent of Reseller.  SAP agrees to cooperate with and assist Reseller in taking whatever action (including consenting to being named as a party to any suit or other proceeding) Reseller determines to be reasonably necessary or desirable. Reseller agrees to reimburse SAP for reasonable legal fees and other expenses incurred in connection with investigating or commencing action with respect to any such claim, suit, damage, or loss.

14.6                           SAP’s Duty to Indemnify Reseller. THE PROVISIONS OF THIS ARTICLE 14 STATE THE SOLE, EXCLUSIVE AND ENTIRE LIABILITY OF SAP, SAP AG AND ITS LICENSORS TO RESELLER, AND RESELLER’S SOLE REMEDY, WITH RESPECT TO THE INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

15.                                 TERM AND TERMINATION.

15.1                           Term. This Agreement shall be effective on the date specified in the first paragraph of this Agreement and shall have the term specified in Section 2.1, unless sooner terminated as provided herein.  Unless otherwise agreed to in writing by the parties, this Agreement shall terminate automatically upon the expiration of the term.

15.2                           Termination. A party may terminate this Agreement:

15.2(a) Upon thirty (30) days notice if the other party becomes insolvent, is the subject of a petition in bankruptcy that is not resolved within sixty days, admits in writing its inability to pay its debts, makes an assignment for the benefit of creditors, ceases doing business, or attempts an unauthorized assignment of this Agreement;

15.2(b) Upon notice, if the other party defaults in the performance of any material obligation of this Agreement, including without limitation failure to promptly pay any amount due hereunder, and fails to cure such default within thirty (30) days after receiving notice specifying the default;

15.2(c) Immediately and without prior notice if (i) the other party breaches the Proprietary Information provisions of Article 11, or (ii), in the case of termination by SAP against Reseller, if there is a creation of a direct or indirect financial interest in Reseller with or by another entity that owns or markets a product competitive with the Software (a “Competitor”) that results in such entity being required to file a notification pursuant to § 13(d) of the Securities Act of 1934.

15.3                           Rights and Obligations Upon Termination. Subsequent to any termination or expiration of this Agreement, the parties shall have the following rights and obligations:

15.3(a) Both parties shall cease acting in a manner that would suggest any continuing relationship between the parties regarding the Software and shall cease all display, advertising and marketing contemplated under this Agreement; provided that, subject to Section 15.5, SAP and Reseller shall continue to provide such Maintenance services to its Reseller Licensees pursuant to a contract with such Reseller Licensees or under this Agreement and in all cases in accordance with Section 6.4.  Such post-termination Maintenance period under Section 6.4 may be extended by the parties in the event and to the extent SAP continues its support of Reseller (via prior written agreement) beyond such post-termination Maintenance period.

15.3(b) Within thirty (30) days of demand by SAP to Reseller, Reseller shall return or destroy all copies of the Software and any materials associated with the Software in Reseller’s possession or control as a result of this Agreement.

15.3(c) Reseller shall immediately cease any Use (except as necessary to perform its ongoing Maintenance obligations, if any), reproduction, licensing, or distribution of the Software pursuant to the license granted under this Agreement.

15.3(d) Within thirty (30) days of SAP’s request, Reseller shall certify in a writing acceptable to SAP that all copies of the Software and other SAP Proprietary Information have been delivered to SAP, destroyed or rendered unusable, as required under this Agreement ;

15.3(e) Within thirty (30) days of Reseller’s request, SAP shall certify in a writing acceptable to Reseller that all copies of the Reseller Proprietary Information provided under this Agreement have been delivered to Reseller, destroyed or rendered unusable.

15.3(f) Reseller shall not Use or employ any Software as part of any other product that Reseller may Use, license or distribute after the date of termination or expiration of this Agreement, except as may be permitted under any other agreement between the parties, including the Solution Partner Agreement.

15.3(g) Reseller shall immediately cease and desist from any use of the SAP Marks pursuant to the license granted to Reseller hereunder.

15.4                           Effect of Termination Upon Licenses. Upon termination or expiration of this Agreement, all valid licenses between SAP and Reseller Licensees shall remain and continue in full force and effect for the remainder of their term. SAP shall have no liability to Reseller for any future activities with respect to such Reseller Licensees.

15.5                           Maintenance Continuance. Reseller shall provide SAP with the names and addresses of all Reseller Licensees to whom Reseller is under written agreement to provide Maintenance.  At SAP’s option, Reseller shall assign and delegate the rights and duties any of such Maintenance agreements to SAP.

15.6                           Survival. The following provisions of this Agreement shall in all events survive its termination or expiration: Sections 6.4, 11.1, 11.2, 11.3(b), 11.3(f), 12, 13, 14, 15.3, 15.7, 15.8, 16, 17, and this Section 15.6.  All obligations to pay valid invoices shall survive termination or expiration of the Agreement, for any reason. Termination resulting from Reseller’s breach of this Agreement shall result in the immediate acceleration of Reseller’s obligation to pay all sums due to SAP under this Agreement.

15.7                           Rights Not Exclusive. The rights and remedies of SAP and Reseller included in this Article 15 shall not be exclusive and are in addition to any other rights and remedies provided by law or equity.

15.8                           No Compensation. SAP shall not be liable to Reseller for damages, losses, or expenses of any kind or character on account of the termination or expiration of this Agreement, whether such damage, loss, or expense may arise from the loss of existing or prospective customers of Reseller, or expenses incurred or investments made in connection with the establishment, development, or maintenance of Reseller’s business with respect to the matters contemplated under this Agreement. Subject in all cases to applicable law, termination or expiration shall not affect any valid claim, demand, or liability of either party created or arising hereunder prior to such termination or expiration.

16.                                 ASSIGNMENT.

16.1                           Consent Necessary. This Agreement shall not be assigned or transferred by Reseller without the prior written consent of SAP which consent may not be unreasonably withheld  Any attempt to assign this Agreement without such consent shall be void.

17.                                 GENERAL.

17.1                           Notices. All notices or reports which are required or may be given pursuant to this Agreement shall be in writing and shall be deemed duly given when delivered to the respective executive offices of SAP and Reseller at the addresses first set forth above.

17.2                           Governing Law. This Agreement shall be construed and controlled by the laws of the Commonwealth of Pennsylvania without reference to its choice of law rules.

17.3                           Injunctive Relief. Both parties acknowledge that remedies at law may be inadequate to provide SAP or Reseller with full compensation in the event of Reseller’s material breach of Sections 11 or 15.3, or SAP’s material breach of Sections 11 and that the non-breaching party shall therefore be entitled to seek injunctive relief in the event of any such material breach.

17.4                           Amendment. Neither party may amend this Agreement, except by a written amendment or supplement signed on behalf of SAP and Reseller by their respective duly authorized representatives.

17.5                           Successors. This Agreement shall inure to the benefit of and be binding upon the parties, their successors, administrators, and authorized assigns.

17.6                           Waiver. The failure of either party to enforce any term or condition of this Agreement shall not constitute a waiver of either party’s right to enforce each and every term and condition of this Agreement.

17.7                           Unenforceable Provisions. Should any provision of this Agreement be held by an arbitrator or a court of competent jurisdiction, as the case might be, to be illegal, invalid or unenforceable, the remaining provisions of this Agreement shall not be affected or impaired thereby.

17.8                           Relationship. Reseller is an independent contractor and is not an agent, employee, or legal representative of SAP.  Reseller expressly acknowledges that it has no power or authority to accept any order for SAP, or to make guarantees or warranties concerning the Software or the delivery thereof on behalf of SAP, or to make any commitment for SAP or to obligate SAP in any respect whatsoever.  Reseller agrees to indemnify SAP and to hold SAP harmless from and against any loss, claim, damages, fees (including attorneys’ fees) or award arising from any breach of Reseller’s obligations under this Section 17.8, including but not limited to any violation or action in excess of Reseller’s authority hereunder and arising out of any claims by any Reseller Licensees.  This Agreement shall not be construed as creating a partnership, joint venture, agency relationship, or granting a franchise under any applicable laws.

17.9                           Force Majeure. Any delay or nonperformance of any provision of this Agreement (other than for the payment of amounts due hereunder) caused by conditions beyond the reasonable control of the performing party shall not constitute a breach of this Agreement, and the time for performance of such provision, if any, shall be deemed to be extended for a period equal to the duration of the conditions preventing performance.

17.10                     Confidential Terms and Conditions.  Neither Party shall disclose the terms and conditions of this Agreement to any third-party, except to the limited extent such disclosure is required by law or regulation or to professional advisors (such as accountants, attorney and financial advisors) under a written non-disclosure agreement.  This provision shall not be construed as to prohibit SAP from including information about Reseller in it normal Partner program promotions, advertising and customer communications.

17.11                     Interim Agreement.  The parties entered into that certain SAP Business One Software Marketing and Distribution Agreement as of September 30, 2004, including the Rider to such agreement (collectively, the “Interim Agreement”) in order to provide a legal basis for the completion of certain end user transactions during the negotiation of this Agreement.  Effective upon the execution of this Agreement, the Interim Agreement is terminated in full and superceded by this Agreement, all such end user transactions will be governed, in all respects, by the terms and conditions of this Agreement as if executed pursuant hereto.

17.12                     Entire Agreement.  This Agreement and the Solution Partner Agreement, including all exhibits and documents referenced therein, are the complete and exclusive statement of the agreement between SAP and Reseller, and all previous representations, discussions, and writings are merged in, and superseded by, this Agreement and the Solution Partner Agreement.  This Agreement may be modified only by a writing signed by both parties.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Agreement to become effective as of the date first above written.

Accepted by:	Accepted by:
SOFTBRANDS, INC.	SAP AMERICA, INC.

Name:	Name:

Title:	Title:

Signature:	Signature: